Exhibit 99.1

Scott Whitney, Leading Executive in Waste-to-Power Industry,

Appointed to Board of Directors of Q2Power

Lancaster, Ohio; March 22, 2016 - Q2Power Technologies Inc. (OTCQB: QPWR) announced today that Scott W. Whitney, a senior executive with 30 years’ experience in the renewable energy, waste-to-power and water/wastewater treatment industries, has joined the Company’s Board of Directors.  Mr. Whitney’s current and previous industry positions include:

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Current CEO of Liberty Tire Recycling Co., the world’s largest provider of tire recycling services, reclaiming approximately 140 million discarded tires per year in the US and Canada;

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Former CEO of Greenwood Fuels, a Green Bay, WI based company that manufactures renewable fuel pellets from non-recyclable by-products of various manufacturing processes such as paper, label and packaging production;

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25 years at Covanta Holding Corp., a $2 Billion waste-to-power company traded on the NYSE, including serving as President of Covanta’s European group, and Senior Vice President of business development at Covanta Energy Group where he oversaw the development of their waste-to-energy, independent power and water/wastewater treatment businesses in North America, South America, Europe and the Middle East; and

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Current member of the Board of Directors of Epcot Crenshaw, a research and development company based in West Chester, PA, and its subsidiary, Green Harvest, a company that develops and operates integrated anaerobic digestion and gasification facilities.

In addition, Mr. Whitney is a frequent speaker at various industry events for organizations such as Forbes Magazine, UK Trade & Investment, and the US Department of Commerce. He received his BS in Marine Engineering from the United States Naval Academy and served as an officer in the United States Navy.

“We are thrilled to have Scott join our Board of Directors,” stated Kevin Bolin, Q2Power’s Chairman. “Scott is a talented, thoughtful and respected leader with extensive experience and a track record of success in the renewable and alternative energy fields.  I have known and worked with him for over 10 years and am confident he will add tremendous value to our company.”

“I thank Kevin, Chris Nelson and the Q2Power team for this opportunity to help bring their vision to market. I believe there is great need for scalable waste-to-power and waste management solutions like Q2Power offers, the demand for which will only grow as economic and regulatory imperatives place more emphasis on the producers of waste to manage their own resources,” stated Mr. Whitney.

Mr. Whitney’s compensation as director is comprised solely of stock options issued at above-market prices, vesting over the next six months.

About Q2Power Technologies

Q2Power’s technology provides a new, cost-effective solution to dispose of waste by converting it to electricity and useful heat. Because of its containerized, modular design, the system can be deployed with minimal time and expense at thousands of small-scale facilities that must dispose of waste such as used fuels, methane and biogas, at increasingly greater costs. Q2Power installed its first system this summer at an Ohio wastewater treatment plant and is on track to deploy commercial units to meet customer demand for both liquid and gaseous fuels systems early in 2016.

For more information about Q2Power, please visit: www.q2p.com

Legal Notice Regarding Forward-Looking Statements: This news release contains "Forward-looking Statements". These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Q2P Investor Contact:

Arthur Douglas and Associates
Art Batson
407-478-1120

Q2Power Contact:

Christopher Nelson, CEO

chris@q2p.com